Exhibit 1

Form 51-102F4
BUSINESS ACQUISITION REPORT

Item 1           Identity of Company

1.1                               Name and Address of Company

North American Palladium Ltd. (“NAP”)

130 Adelaide Street West

Suite 2116

Toronto, Ontario M5H 3P5

1.2                               Executive Officer

The following executive officer of NAP is knowledgeable about the significant acquisition and this report:

Trent C.A. Mell
Vice-President, Corporate Development
Telephone: (416) 360-7971 x225

Item 2           Details of Acquisition

2.1                               Nature of Business Acquired

On May 26, 2009, NAP and Cadiscor Resources Inc. (“Cadiscor”) completed a court approved statutory plan of arrangement under Section 192 of the Canada Business Corporations Act whereby NAP purchased all of the outstanding common shares of Cadiscor (the “Acquisition”).

Cadiscor is a non-producing mining company that owns various assets containing gold deposits located in Quebec. Until May 26, 2009, Cadiscor was listed on the TSX Venture Exchange under the stock symbol “CAO”.

2.2                               Date of Acquisition

May 26, 2009

2.3                               Consideration

Concurrent with the signing on March 31, 2009 of the Merger Agreement, as amended, and which includes the Plan of Arrangement, between NAP and Cadiscor (the “Merger Agreement”), NAP advanced Cadiscor a total of $7.5 million, pursuant to the purchase of a $5.4 million convertible note, and a $2.1 million non-convertible note, the proceeds of which will be used by Cadiscor to bring its primary asset, the Sleeping Giant mine back into production. Both notes have a term of 18 months, require Cadiscor to pay interest at a rate of 12% per annum and are secured by a first charge on Cadiscor’s assets.

On May 26, 2009, each Cadiscor common share (a “Cadiscor Share”) was acquired by NAP and the holders thereof became entitled to receive, for each Cadiscor Share, 0.33 of one NAP common share.  14,457,685 NAP common shares were issued to former holders of Cadiscor Shares pursuant to the Acquisition.  5,001,025 NAP common shares were reserved for issuance to holders of Cadiscor Warrants, Cadiscor Options and the holder of the Cadiscor Convertible Debenture, collectively,  pursuant to the Acquisition.

Each holder of a Cadiscor Warrant, Cadiscor Option or Cadiscor Convertible Debenture (each a “Convertible Security”) shall receive in lieu of each Cadiscor Share to which such holder would have been entitled upon exercise of Convertible Security, 0.33 of a NAP common share for the same aggregate consideration payable therefor that would have been paid by such holder prior to the Acquisition.  Any such exercise shall be undertaken in accordance with the respective terms of the applicable Convertible Security, subject to the terms of the Merger Agreement.

2.4                               Effect on Financial Position

As a result of the Arrangement, Cadiscor became a wholly owned subsidiary of NAP.  There are currently no plans or proposals for material changes in the business or affairs of NAP or in the business or affairs of Cadiscor which may have a significant effect on the results of operations and financial position of NAP.  As previously disclosed, NAP intends to seek the restart of Cadiscor’s Sleeping Giant mine.

2.5                               Prior Valuations

Not applicable.

2.6                               Parties to Transaction

The Acquisition was not with an informed person, associate or affiliate of NAP.

2.7                               Date of Report

As of June 5, 2009

Item 3           Financial Statements

Cadiscor’s audited financial statements for the financial year ending December 31, 2008 may be accessed on SEDAR at www.sedar.com under Cadiscor’s profile and are incorporated by reference into this report in reliance on section 8.4(4) of National Instrument 51-102 -  Continuous Disclosure Obligations (“NI 51-102”).  Petrie Raymond LLP, the auditors that prepared the financial statements, have not given their consent to include their audit report in this report.

Pro forma financial statements for the financial year ending December 31, 2008 have been incorporated as Appendix A to a short form prospectus of NAP dated May 15,

2009 (the “Prospectus”) which may be accessed on SEDAR under NAP’s profile.  Appendix A of the Prospectus is incorporated by reference to this report in reliance on section 8.4(6) of NI 51-102.

Cautionary Statement on Forward-Looking Information

Certain information included in this business acquisition report, including any information as to NAP’s future financial or operating performance and other statements that express management’s expectations or estimates of future performance, constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’, ‘seek’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies. NAP cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from NAP’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see NAP’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. In addition, there can be no assurance that NAP’s Lac des Iles or Sleeping Giant mines will be successfully restarted or that other properties can be successfully developed. NAP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.